EXHIBIT 3.2

AMENDMENT TO WARRANT TO PURCHASE COMMON STOCK

OF

NEMUS BIOSCIENCE, INC.

Warrant No.: __________

This Amendment (this “Amendment”) to the Warrant (the “Warrant”) to Purchase Common Stock of Nemus Bioscience, Inc., a Nevada corporation (the “Company”), is effective as of ___________.

RECITALS

WHEREAS, __________ is the registered holder (the “Holder”) of the Warrant.

WHEREAS, pursuant to Section 9 of the Warrant, the Company and the Holder now desire to amend the Warrant as described herein.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the Company and the Holder hereby agree as follows:

ARTICLE 1. DEFINITIONS; EFFECT OF AMENDMENT

1.1 Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Warrant.

1.2 Effect of Amendment. The Warrant is amended as set forth in this Amendment. Except as specifically provided for in this Amendment, all of the terms and conditions of the Warrant shall remain in full force and effect. Each reference in the Warrant to “hereof,” “hereunder” and “this Warrant” shall, from and after the date of this Amendment, refer to the Warrant, as amended by this Amendment. Each reference in the Warrant to the “date of the Warrant” or similar references (such as “to the date hereof”) shall refer to the date of issuance.

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ARTICLE 2. AMENDMENT

2.1 Fundamental Transaction. Section 17(o) of the Warrant is hereby deleted and replaced as follows:

“(o) “Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its Common Stock, (B) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the date of this Warrant calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other shareholders of the Company to surrender their shares of Common Stock without approval of the shareholders of the Company or (C) directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction; provided, however, that a “Fundamental Transaction” shall not include any transaction, or series of related transactions, in which (i) the Company in any manner issues or sells any Common Stock or non-redeemable convertible preferred stock at a fixed price or conversion price, as the case may be, (ii) the investors in such transaction are not granted any special voting rights (other than the right to vote on an as-converted basis with respect to preferred stock), and (iii) the gross proceeds from such transaction are equal to or more than $15,000,000.”

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IN WITNESS WHEREOF, the parties have executed or caused this Amendment as of the date first set forth above.

Nemus Bioscience, Inc.

By:
Name:
Title:

Holder

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